Exhibit 99.1

Anika Therapeutics Reports First Quarter 2014 Financial Results

Receives $17.5 Million in Monovisc® Milestone Payment

Total Revenue Grows 123% to $34 Million

Earnings per Share Increase to $0.97 from $0.21 a Year Earlier

BEDFORD, Mass.--(BUSINESS WIRE)--April 29, 2014--Anika Therapeutics, Inc. (Nasdaq: ANIK), a leader in products for tissue protection, healing and repair, based on hyaluronic acid (“HA”) technology, today reported financial results for the quarter ended March 31, 2014.

Management Commentary

“Anika started 2014 with a strong first quarter,” said Charles H. Sherwood, Ph.D., President and Chief Executive Officer. “Our total revenue more than doubled from the first quarter last year, materially driven by milestone and contract revenue associated with our U.S. license agreement for Monovisc®. This revenue growth together with the impact of our ongoing productivity improvements in operations resulted in a significant year-over-year increase in Anika’s earnings for the quarter.”

“Our first quarter was highlighted by the FDA approval of Monovisc® and the product’s U.S. commercial launch,” Sherwood said. “The launch is proceeding as we expected and delivering encouraging early results, including a first commercial sale in the market in April. With both Monovisc® and Orthovisc® in our portfolio, we are more effectively leveraging our worldwide viscosupplementation brand recognition and strengthening our leadership in both domestic and international markets.”

“We also made progress on our product pipeline in the first quarter,” said Sherwood. “We are on schedule to complete our ongoing multinational Cingal™ clinical trial. At the same time, we continued advancing forward on our mission to make HyalofastTM available as a one-step cartilage repair solution in the United States. These efforts focused on preparations for a HyalofastTM human clinical trial to commence later this year in support of a submission to the FDA.”

“Looking ahead, we remain positive and excited about our outlook for 2014. Anika is on track to meet its business goals. These include U.S. commercial launch of Monovisc®, clinical success and European regulatory advancement of Cingal™, as well as clinical progress on HyalofastTM and our longer-term pipeline opportunities. In addition, we will continue to add the talent we need at both the leadership and operational levels to drive our expansion beyond viscosupplementation and deliver on Anika’s growth potential. We believe Anika is well-positioned for continued revenue growth and profitability in the quarters ahead,” Sherwood concluded.

Revenue

Total revenue for the first quarter of 2014 was $34.0 million, compared with $15.2 million in the first quarter of 2013. First-quarter 2014 total revenue included $19.7 million in milestone and contract revenue associated with Anika’s U.S. license agreement for Monovisc®, as the development obligations under the agreement were fully delivered prior to the end of the quarter. This primarily consisted of a milestone payment related to the product approval and successful resolution of patent litigation. Revenue for the first quarter of 2014 also included an initial U.S. stocking order for Monovisc® in preparation for the product’s U.S. commercial launch. Anika’s product revenue for the first quarter of 2014 was $14.4 million, at a level similar to the first quarter last year and consistent with our expectation. Product revenue in the first quarter of 2014 reflected order timing by our major distributors and is not indicative of product revenue growth rates in subsequent quarters of 2014.

Product Gross Margin and Operating Expenses

Product gross margin for the first quarter of 2014 improved to 70%, from 67% in the first quarter of 2013. This improvement was primarily driven by more favorable product mix as well as continued efficiency gains. Total operating expenses for the first quarter of 2014 were $10.1 million, compared with $10.2 million a year earlier. Research and development expenses increased 45% from the first quarter of 2013, reflecting expenses for the company’s Cingal™ clinical trial and other planned product pipeline initiatives. Selling, general and administrative expenses decreased 12% from the first quarter of 2013, primarily reflecting certain nonrecurring external professional and personnel expenses in the year-earlier quarter.

Operating and Net Income

Operating income for the first quarter of 2014 was $23.9 million, compared with $5.0 million in the same period in 2013. Net income for the first quarter of 2014 was $15.0 million, or $0.97 per diluted share, compared with $3.1 million, or $0.21 per diluted share, in the first quarter last year. Operating income, net income and earnings per share were higher year-over-year, primarily due to operating leverage on our sales volume and the milestone and contract revenue related to Monovisc® in the U.S.

Cash and Cash Equivalents

Anika’s cash and cash equivalents at March 31, 2014 increased to $82.2 million, from $63.3 million at December 31, 2013. The approximately $19 million increase in cash and cash equivalents reflected a $17.5 million milestone payment from DePuy Synthes Mitek Sports Medicine for the irrevocable resolution of the Company and Snaofi/Gemzyme’s patent litigation and the related FDA approval of Monovisc®. The cash balance increase was driven primarily by higher income from operations, cash collections on accounts receivable, and option exercises during the period.

Conference Call Information

Anika will hold a conference call to discuss its financial results, business highlights and outlook tomorrow, Wednesday, April 30, 2014 at 9:00 a.m. ET. In addition, the company will answer questions concerning business and financial developments and trends, and other business and financial matters affecting the company, some of the responses to which may contain information that has not been previously disclosed.

To listen to the conference call, dial 855-468-0611 (international callers dial 484-756-4332). Please call approximately 10 minutes before the starting time and reference Anika Therapeutics. In addition, the conference call will be available through a live audio webcast in the “Investor Relations” section of the Anika Therapeutics website, www.anikatherapeutics.com. An accompanying slide presentation can also be accessed via the Anika Therapeutics website. The conference call will be archived and accessible on the same website shortly after its conclusion.

About Anika Therapeutics, Inc.

Headquartered in Bedford, Mass., Anika Therapeutics, Inc. develops, manufactures and commercializes therapeutic products for tissue protection, healing, and repair. These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body. Anika’s products range from orthopedic/joint health solutions led by Orthovisc®, a treatment for osteoarthritis of the knee; to surgical aids in the anti-adhesion and ophthalmic fields. The company also offers aesthetic dermal fillers for the correction of facial wrinkles. Anika’s Italian subsidiary, Anika S.r.l., provides complementary HA products in orthopedic/joint health and anti-adhesion, as well as therapeutics in areas such as advanced wound treatment and ear, nose and throat care. Its regenerative technology advances Anika’s vision to offer therapeutic products and medical solutions that go beyond pain relief to protect and restore damaged tissue.

The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, those relating to (i) the company and its partner’s ability to commercialize Monovisc® in the U.S.; (ii) our ability to capitalize on the strengths of our viscosupplementation portfolio; (iii) our ongoing initiatives to improve performance across the business; (iv) our efforts and ability to strengthen and expand our international Orthobiologics distribution network; (v) the company’s plans to continue to drive efficiencies in operations and manufacturing; (vi) the prospects for the company’s product pipeline, including regenerative product development; (vii) bringing Cingal™ to market; and (viii) expectations for future growth and profitability improvement in the quarters ahead. These statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks, uncertainties and other factors. The company's actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including (i) the company's ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all, obtain pre-clinical or clinical data to support domestic and international pre-market approval applications or 510(k) applications, or to timely file and receive FDA or other regulatory approvals or clearances of its products, or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials, other testing or regulatory submissions, as applicable; (ii) the company's research and product development efforts and their relative success, including whether the company has any meaningful sales of any new products resulting from such efforts; (iii) the cost effectiveness and efficiency of our clinical studies, manufacturing operations and production planning; (iv) the strength of the economies in which the company operates or will be operating, as well as the political stability of any of those geographic areas; (v) future determinations by the company to allocate resources to products and in directions not presently contemplated; (vi) the company’s ability to successfully launch Monovisc® in the U.S.; (vii) the company’s ability to provide an adequate and timely supply of its products to its customers; (viii) our ability to continue to successfully manage Anika Therapeutics S.r.l.’s business; and (ix) the company’s ability to achieve its stated growth targets. Certain other factors that might cause the company's actual results to differ materially from those in the forward-looking statements include those set forth under the headings "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Annual Report on Form 10-K for the year ended December 31, 2013, as well as those described in the company's other press releases and SEC filings.

Anika Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(unaudited)
	Three Months Ended March 31,
	2014	2013
Product revenue	$14,351,405	$14,494,489
Licensing, milestone and contract revenue	19,658,882	752,522
Total revenue	34,010,287	15,247,011

Operating expenses:
Cost of product revenue	4,361,019	4,841,170
Research & development	2,287,715	1,582,910
Selling, general & administrative	3,490,985	3,947,114
Restructuring credits	-	(135,607)
Total operating expenses	10,139,719	10,235,587
Income from operations	23,870,568	5,011,424
Interest income (expense), net	467	(39,558)
Income before income taxes	23,871,035	4,971,866
Provision for income taxes	8,840,782	1,903,864
Net income	$15,030,253	$3,068,002

Basic net income per share:
Net income	$1.04	$0.23
Basic weighted average common shares outstanding	14,461,367	13,406,952
Diluted net income per share:
Net income	$0.97	$0.21
Diluted weighted average common shares outstanding	15,499,447	14,357,110

Anika Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited)
	March 31,	December 31,
ASSETS	2014	2013
Current assets:
Cash and cash equivalents	$82,160,251	$63,333,160
Accounts receivable, net of reserves of $592,420 and $593,023 at March 31, 2014 and December 31, 2013, respectively	16,466,436	18,736,845
Inventories	12,981,495	10,996,785
Current portion deferred income taxes	659,040	659,040
Prepaid expenses and other	1,217,403	865,957
Total current assets	113,484,625	94,591,787
Property and equipment, at cost	52,768,367	52,413,423
Less: accumulated depreciation	(20,134,401)	(19,474,712)
	32,633,966	32,938,711
Long-term deposits and other	69,080	69,080
Intangible assets, net	18,439,286	18,998,409
Goodwill	9,434,289	9,443,894
Total Assets	$174,061,246	$156,041,881

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,742,808	$2,793,911
Accrued expenses	4,497,706	5,537,881
Deferred revenue	46,412	180,433
Income taxes payable	424,993	770,276
Total current liabilities	7,711,919	9,282,501
Other long-term liabilities	1,089,708	1,133,544
Long-term deferred revenue	72,367	2,054,941
Deferred tax liability	8,617,245	7,936,864
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; 1,250,000 shares authorized, no shares issued and outstanding at March 31, 2014 and December 31, 2013	-	-
Common stock, $.01 par value; 30,000,000 shares authorized, 14,620,032 and 14,289,308 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively.	146,200	142,893
Additional paid-in-capital	76,534,563	70,606,031
Accumulated currency translation adjustment	(1,725,211)	(1,699,095)
Retained earnings	81,614,455	66,584,202
Total stockholders’ equity	156,570,007	135,634,031
Total Liabilities and Stockholders’ Equity	$174,061,246	$156,041,881

Anika Therapeutics, Inc. and Subsidiaries
Supplemental Financial Data

Revenue by Product Segment and Product Gross Margin
(unaudited)

	Quarter Ended March 31,
	2014	2013	%
Orthobiologics	$ 11,572,150	$ 11,283,547	3%
Dermal	188,651	241,584	(22%)
Surgical	1,752,020	988,864	77%
Ophthalmic	208,584	928,458	(78%)
Veterinary	630,000	1,052,036	(40%)
Total Product Revenue	$ 14,351,405	$ 14,494,489	(1%)

Product gross profit	$ 9,990,386	$ 9,653,319
Product gross margin	70%	67%

Total Revenue by Geographic Region
(unaudited)

	Quarter Ended March 31,
	2014	2013	%
Geographic Location:
United States	$ 31,533,817	$ 12,280,079	157%
Europe	1,695,816	1,583,993	7%
Other	780,654	1,382,939	(44%)
Total Revenue	$ 34,010,287	$ 15,247,011	123%

CONTACT:

Anika Therapeutics, Inc.
Charles H. Sherwood, Ph.D., President and CEO, 781-457-9000
or
Sylvia Cheung, CFO, 781-457-9000